As filed with the Securities and Exchange Commission on July 1, 2002

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

LifePoint Hospitals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	52-2165845
(State or other	(I.R.S. Employer
jurisdiction of incorporation	Identification No.)
or organization)

103 Powell Court, Suite 200
Brentwood, Tennessee 37027
(Address of Principal Executive Offices)
(Zip Code)

LIFEPOINT HOSPITALS, INC.
EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

William F. Carpenter III, Esq.
LifePoint Hospitals, Inc.
103 Powell Court, Suite 200
Brentwood, Tennessee 37027
(Name and address of agent for service)
(615) 372-8500
(Telephone number, including area code, of agent for service)
Copies to:
Paul D. Gilbert, Esq.
Waller Lansden Dortch & Davis,
A Professional Limited Liability Company
2100 Nashville City Center
511 Union Street
Nashville, Tennessee 37219

				Proposed
			Proposed	Maximum
Title of			Maximum	Aggregate
Securities	Amount to be		Offering Price	Offering	Amount of
to be Registered	Registered		Per Share	Price	Registration Fee

Common Stock
$.01 par value	100,000	(1)	$36.81 (2)	$3,681,000	$338.66

Total	100,000	(1)	$36.81 (2)	$3,681,000	$338.66

(1)	Together with such number of shares as may be issuable from time to time as a result of a stock split, stock dividend, capitalization or similar event. Also includes associated preferred stock purchase rights which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the common stock.

(2)	Estimated solely for purposes of determining the amount of the registration fee, in accordance with Rules 457(h)(1) and (c) under the Securities Act of 1933, as amended, and based upon the average of the closing bid and asked price on June 26, 2002.

SIGNATURES
EXHIBIT INDEX
Opinion of Waller Lansden Dortch & Davis PLLC
Consent of Ernst & Young LLP

I.	INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS.

     The documents incorporated by reference into Item 3 of Part II of this Registration Statement (not including exhibits to the information that is incorporated by reference, unless such exhibits are specifically incorporated by reference into the information that this Registration Statement incorporates) are incorporated by reference into the Section 10(a) prospectus, and are available, without charge upon written or oral request to LifePoint Hospitals, Inc., 103 Powell Court, Suite 200, Brentwood, Tennessee 37027, Attention: Corporate Secretary, Telephone: (615) 372-8500. Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428(b) under the Securities Act and the Note to Part I of Form S-8.

II.	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

Item 3.      Incorporation of Certain Documents by Reference.

     Some of the information that you may want to consider in deciding whether to invest in the shares is not included in this prospectus, but rather is incorporated by reference to certain reports that we have filed with the SEC. This permits us to disclose important information to you by referring to those documents rather than repeating them in full in the prospectus. The information incorporated by reference in this prospectus contains important business and financial information. The following documents filed with the Commission by the Company (File Number 0-23639) pursuant to the Exchange Act are incorporated by reference into this Prospectus:

     (a)  The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

     (b)  The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

     (c)  The Company’s Current Reports on Form 8-K filed with the Commission on April 3, 2002, April 8, 2002 and May 16, 2002;

     (d)  The Company’s Proxy Statement on Schedule 14A relating to the Annual Meeting of Stockholders held on May 14, 2002;

     (e)  The description of the Company’s Capital Stock contained in the Company’s Registration Statement on Form 10, dated December 11, 1998, as amended.

     All documents we filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document.

     You may request a copy of each document incorporated by reference in this prospectus at no cost, by writing or calling us at the following address or telephone number: LifePoint Hospitals, Inc., 103 Powell Court, Suite 200, Brentwood, Tennessee 37027, Attention: Corporate Secretary, Telephone: (615) 372-8500.

     Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document. The information in this prospectus may not contain all of the information that may be important to you. You should read the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

Item 6.      Indemnification of Directors and Officers.

     Our certificate of incorporation limits the liability of directors to the fullest extend permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for: breach of director’s duty of loyalty; acts or omissions not in good faith, intentional misconduct or a knowing violation of the law; the unlawful payment of a dividend or unlawful stock purchase or redemption; and any transaction from which the director derives an improper personal benefit.

     This provision, however, has no effect on the availability of equitable remedies such as an injunction or rescission. Additionally, this provision will not limit liability under state or federal securities laws.

     Our certificate of incorporation also provides that we shall indemnify our officers and directors to the fullest extent permitted by such law. In addition, we maintain and pay premiums on an insurance policy on behalf of our officers and directors covering losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

Item 8.      Exhibits.

4.1	Certificate of Incorporation of LifePoint Hospitals, Inc.(a)
4.2	Bylaws of LifePoint Hospitals, Inc.(a)
4.3	Rights Agreement dated as of May 11, 1999 between LifePoint and National City Bank as rights agent (a)
5.1	Opinion of Waller Lansden Dortch & Davis, A Professional Limited Liability Company
23.1	Consent of Ernst & Young LLP
23.2	Consent of Waller Lansden Dortch & Davis, A Professional Limited Liability Company (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
99.1	LifePoint Hospitals, Inc. Employee Stock Purchase Plan, effective January 1, 2002(b)

(a)	Incorporated by reference to exhibits filed with the Registrant’s Registration Statement on Form 10 under the Securities Exchange Act of 1934, as amended, File No. 0-29818.
(b)	Incorporated by reference to Exhibit 10.17 filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

Item 9.      Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

               (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change of such information in the Registration Statement.

          Provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2)  That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on June 28, 2002.

LIFEPOINT HOSPITALS, INC.

BY:	/s/ Kenneth C. Donahey

Kenneth C. Donahey
Chairman, Chief Executive Officer and President

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael J. Culotta and William F. Carpenter III, and both or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or each of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Kenneth C. Donahey Kenneth C. Donahey	Chairman, Chief Executive Officer and President (Principal Executive Officer)	June 28, 2002

/s/ Michael J. Culotta Michael J. Culotta	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 28, 2002

/s/ Richard H. Evans Richard H. Evans	Director	June 28, 2002

/s/ DeWitt Ezell, Jr. DeWitt Ezell, Jr.	Director	June 28, 2002

/s/ Ricki Tigert Helfer Ricki Tigert Helfer	Director	June 28, 2002

/s/ William V. Lapham William V. Lapham	Director	June 28, 2002

/s/ John E. Maupin, Jr., D.D.S. John E. Maupin, Jr., D.D.S.	Director	June 28, 2002

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits

4.1	Certificate of Incorporation of LifePoint Hospitals, Inc.(a)
4.2	Bylaws of LifePoint Hospitals, Inc.(a)
4.3	Rights Agreement dated as of May 11, 1999 between LifePoint and National City Bank as rights agent (a)
5.1	Opinion of Waller Lansden Dortch & Davis, A Professional Limited Liability Company
23.1	Consent of Ernst & Young LLP
23.2	Consent of Waller Lansden Dortch & Davis, A Professional Limited Liability Company (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
99.1	LifePoint Hospitals, Inc. Employee Stock Purchase Plan, effective January 1, 2002(b)

(a)	Incorporated by reference to exhibits filed with the Registrant’s Registration Statement on Form 10 under the Securities Exchange Act of 1934, as amended, File No. 0-29818.
(b)	Incorporated by reference to Exhibit 10.17 filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.